Exhibit 1


February 13, 2007


                       Consent of Independent Auditors

We hereby consent to the inclusion in this annual report on Form 40-F of ACE Aviation Holdings Inc. ("ACE") of our report dated February 13, 2007 relating to the financial statements, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 40-F.

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (No. 333-122635 and No. 333-129248) and on Form F-10 (No. 333-126194) of ACE of our report dated February 13, 2007 relating to the financial statements, management's assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting, which appears in this Form 40-F. We also consent to the reference to us under the heading "Attestation Report of the Registered Public Accounting Firm" in this Form 40-F.

/S/ PricewaterhouseCoopers LLP
CHARTERED ACCOUNTANTS